Exhibit 10.20

SECOND AMENDMENT TO THE

PREMIER, INC. DEFERRED COMPENSATION PLAN

WHEREAS, Premier, Inc. (the “Company”) established and maintains the Premier, Inc. Deferred Compensation Plan (the “Plan”) for the benefit of select employees; and

WHEREAS, amendment of the Plan is now considered desirable to make certain changes to the definition of compensation and the claims provisions in the Plan, add a change in control provision to the Plan and make certain revisions to the Plan with respect to the requirements of Section 409A of the Internal Revenue Code and to clarify the Plan.

NOW, THEREFORE, BE IT RESOLVED, pursuant to the power granted to the Retirement Committee by Section 7.01 of the Plan, that the Plan is hereby amended, effective January 1, 2013 (except as otherwise provided below), in the following particulars:

1.                                      The Plan is amended by deleting Section 1.01 of the Plan (the definition of Affiliate) and reserving Section 1.01 for future use.

2.                                      Effective January 1, 2014, the definition of compensation at Section 1.04 of the Plan is amended in its entirety to read as follows:

“1.04                 Compensation means the total compensation payable to a Participant by an Employer during the Plan Year including regular or base salary, overtime pay, commissions, the amount deferred under the 401(k) Plan, any amounts contributed to a cafeteria plan under Code Section 125 and bonuses, including tax gross-ups attributable thereto (unless such bonuses are excluded below).  Compensation excludes (a) the Participant’s share of any Employer contributions made to the Qualified Plans, the Plan or to any other employee benefit or insurance program on behalf of the Participant, (b) severance pay, (c) moving expenses, (d) non-cash imputed income (including but not limited to the cost of Employer-provided group term life insurance and payments made by an Employer to satisfy any indebtedness owed by a Participant), (e) any contributions made to or amounts distributed from the Core Long-Term Incentive Program or Plan, (f) any distributions from the Plan, (g) any amounts paid after the Participant’s Separation from Service, even if attributable to services performed during employment and (h) all equity-based compensation including, but not limited to, income attributable to the grant, exercise, or lapse of restrictions with respect to any security, stock option, warrant, restricted security or similar contract right and any other compensation measured by or related to the value of the Company’s or an Related Entity’s common stock.  With respect to any items of compensation not specifically described herein, the Compensation Committee shall have the discretion, prior to the start of a Plan Year, to determine whether and for what purposes such item of compensation shall be treated as Compensation under the Plan for such Plan Year.  If the Compensation Committee does not make a determination with respect to an item of compensation not specifically described herein, such compensation shall be excluded from Compensation under the Plan.”

3.                                      The Plan is amended by adding the following definition of Related Entity as Section 1.22A of the Plan and by substituting the phrase “Related Entity(ies)” for the term “Affiliate(s)” wherever that term appears in the Plan:

“1.22A         Related Entity(ies) means any corporation, partnership or other trade or business on or after the date such entity is, along with a Participating Employer, a member of a controlled group of corporations as defined in Section 414(b) of the Code or a member of a group of trades or businesses under common control as defined in Section 414(c) of the Code.”

4.                                      Section 2.01 of the Plan is amended in its entirety to read as follows:

“2.01                  Participation.  Any Participant in the Plan as of December 31, 2012 shall continue to be a Participant in the Plan on and after January 1, 2013, as provided in the Plan.  The Compensation Committee of the Board of Directors of the Company in its complete and absolute discretion, based on the recommendation of the Company’s Chairman and Chief Executive Officer, may designate an executive who meets the following criteria to participate in the Plan:

(a)                                 had Compensation exceeding the adjusted Compensation Limitation in at least one of the three or fewer Plan Years immediately preceding the current Plan Year, and who has completed at least one Year of Service; or

(b)                                 for purposes of Section 3.01 only, had been hired at a base salary that exceeded the adjusted Compensation Limitation for the Plan Year in which he or she became employed.”

5.                                      Effective as of the date this amendment is adopted, the Plan is amended by adding the following new Section 5.09 to the Plan:

“5.09                  Specified Employee Delay.  The following provisions shall apply upon a Separation from Service on or after the date that any stock of the Employer becomes publicly traded on an established securities market or otherwise.  If the

Participant is deemed on the date of such a Separation from Service to be a “specified employee” (within the meaning of that term under Code Section 409A(a)(2)(B) and determined using any identification methodology and procedure selected by the Company from time to time, or if none, the default methodology and procedure specified under Code Section 409A), then the vested balance of a Participant’s Deferral Account that is payable as a result of the Participant’s Separation from Service shall not be paid prior to the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of such Separation from Service of the Participant, and (B) the date of the Participant’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Participant in a lump sum, and any remaining payments due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.  In determining whether a Participant is subject to the delay hereinabove described, the transitional rules of Treas. Reg. § 1.409A-1(I)(6) shall be applied.”

6.                                      The Plan is amended by adding the following new Section 5.10 to the Plan:

“5.10                 Change in Control.

(a)                                 In the event of a Change in Control, the Board of Directors of the Company may, but shall not be obligated to, 100% fully vest a Participant who has a Separation from Service as a result of the Change in Control in his or her Deferral Account as of the date of such Participant’s Separation from Service.

(b)                                 For Plan purposes, Change in Control shall have the same meaning as set forth in the equity plan maintained by the Company or its Related Entity and if there is more than one such plan, then the meaning set forth in the most recently adopted or amended equity plan shall apply.  For avoidance of doubt, the treatment of awards under such equity plan or under any other plan or program shall not impact the Board’s decision whether to provide full vesting under the plan, which decision the Board may make in its sole and absolute discretion.”

7.                                      Section 6.04(a) of the Plan is amended to read as follows:

“(a)                           Initial Claim and Time Periods:  A Participant or Beneficiary (“Claimant”) who desires to recover benefits due him or her under the Plan, enforce his or her rights under the terms of the Plan or clarify his or her rights to future benefits under the terms of the Plan (referred to in this Section as the “claim or “claims”) shall submit the claim in writing to the Retirement Committee.  The Retirement Committee shall review the claim itself or appoint an individual or entity to review the claim.  The Retirement Committee and any individual or entity appointed to review the claim (the “Claims Fiduciary”) has the sole power in its discretion (as described below) to determine the rights and eligibility of employees, Participants and Beneficiaries to their respective benefits under the

Plan.  Benefits under the Plan will be paid only if the Claims Fiduciary decides in its discretion that the applicant is entitled to them.

Any claim must be submitted within the “applicable limitations period.”  The “applicable limitations period” shall be two years beginning on:

(i)                                     for a claim with respect to any account balance, other benefit amount or other information, including, but not limited to, information regarding the Claimant, the date on which such information was first made available to the Claimant;

(ii)                                  for a claim with respect to any single Plan payment, or series of Plan payments, the date on which the single payment, or the first in the series of payments, was made, or

(iii)                               for all other claims, the date on which the action complained of first occurred.”

8.                                      The Plan is amended by adding the following Section 6.04(e) to the Plan:

“(e)                            If a Claims Fiduciary does not make a decision on a claim or on a request for review of a denied claim within the appropriate time period, such claim or request for review, as the case may be, shall be deemed denied.  The decision on a request for review shall be final and conclusive.  A claimant may not bring a lawsuit on a claim under the Plan until he or she has exhausted the internal administrative claim process established under this Section 6.04 of the Plan.  No action at law or in equity to recover under the Plan shall be commenced later than one year from the date a determination is made on the request for review or the expiration of the appeal decision period if no determination is issued.”

IN WITNESS WHEREOF, the undersigned have caused this Second Amendment to be executed on its behalf on this 16 day of August, 2013.

BY:	RETIREMENT COMMITTEE

/s/ Allison Golding
By:	Allison Golding, Authorized Signatory

BY:	AUTHORIZED OFFICER

/s/ Craig McKasson
By:	Craig McKasson